Exhibit 10(111)

DEPARTMENT OF THE TREASURY Washington, D.C. 20220

August 19, 2011

Jeffrey J. Hurd, Esq.
Senior Vice President —

Human Resources and Communications
American International Group, Inc.
180 Maiden Lane
22nd Floor
New York, NY 10038-4925

Re:                             Compensation Payments and Structure for AIG “Top 25” Employee

Dear Mr. Hurd:

Pursuant to the Department of the Treasury’s Interim Final Rule on TARP Standards for Compensation and Corporate Governance (the “Rule”),(1) on April 1, 2011, the Office of the Special Master issued a determination letter (the “2011 Determination Letter”) to American International Group, Inc. (“AIG”), with respect to 2011 compensation payments and structures for AIG’s “top 25” executive officers and most highly compensated employees. 31 C.F.R. § 30.16(a)(3)(i).

Following receipt of the 2011 Determination Letter, AIG requested a change in the compensation for a particular employee who has received a significant promotion that will substantially increase the employee’s responsibilities.  The total direct compensation that AIG has proposed for this employee would be below the 50th percentile of total direct compensation paid to persons in similar positions or roles at similar entities. The cash salary and stock salary proposed would be effective as of July 1, 2011.  In light of the particular facts as communicated by AIG with respect to such employee’s promotion and role at AIG, and as previously discussed with you, the Office of the Special Master has approved this request. Accordingly, Exhibit I to the 2011 Determination Letter is hereby amended as follows:

Employee ID	Cash Salary	Stock Salary	Long-Term Restricted Stock	Total Direct Compensation
188	$500,000	$1,900,000	$800,000	$3,200,000

(1)   The Interim Final Rule and all determination letters issued by the Office of the Special Master are available at www.financialstability.gov (click on “Executive Compensation” and follow the link to “Executive Compensation Rules and Guidance” or “Special Master Determination Letters, Fact Sheets, and Reports”, as applicable).

The approval in this letter applies only to the employee referenced above and shall not be relied upon by anyone with respect to any other facts or circumstances. Such conclusion is limited to the authority vested in the Office of the Special Master by Section 30.16(a)(3) of the Rule, and shall not constitute, or be construed to constitute, the judgment of the Office of the Special Master or the Department of the Treasury with respect to the compliance of the proposed compensation payments or structure or any other compensation payments or structure for the subject employee with any other provision of the Rule.  Moreover, my evaluations and conclusions with respect to this employee have relied upon, and are qualified in their entirety by, the accuracy of the materials submitted by AIG to the Office of the Special Master, and the absence of any material misstatement or omission in such materials.

Very truly yours,

/s/ Patricia Geoghegan
Patricia Geoghegan
Office of the Special Master
for TARP Executive Compensation

cc:	Mitchell D. Schultz
Jacqueline Aguanno
Marc R. Trevino, Esq.